SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐ Soliciting material under Rule 14a-12.

ROMA FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS VI, L.P.
STILWELL PARTNERS, L.P.
STILWELL ASSOCIATES, L.P.
STILWELL VALUE LLC
JOSEPH STILWELL

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

April 17, 2007

Dear Fellow ROMA shareholder:

I was gratified to learn, through the Company’s latest proxy mailing, that our CEO and our Chairman were not attempting to avoid discussing the vital issue of capital allocation by performing their Laurel and Hardy-like routine when I attempted to discuss a dividend policy with them more than six months ago. Apparently, according to their letter, this was merely an original and unique method they used to avoid violating “fair disclosure” requirements.

Note, however, that all I asked them to do was to engage in a substantive discussion of various aspects of an intelligent capital allocation policy. To this day they have not done so. Despite their pretty words, what we have is a board that says it will “judiciously evaluate any and all prudent capital deployment plans”. The words sound nice, but they are devoid of meaning without specifics.

This is the heart of the matter. Why is the newly announced dividend—that totals about $600,000 per quarter—an appropriate dividend level? It’s well below the level of the Bank’s earnings, and ROMA certainly doesn’t need to accumulate additional capital. To me, it makes sense for the dividend to be far higher, but the Company has only responded by speaking about what other companies are doing. If they lack the expertise to analyze an appropriate dividend policy for our Company, they should accept expert help. Specificity and reasonable analyses—not statements about “the average amount of the initial dividend” for other companies—are required. If they don’t particularly care for me, there are other major shareholders who can work with them on these issues.

Since Peter and Maury claim their reluctance stemmed from an unwillingness to “share such confidential information solely with an individual stockholder”, they will have the perfect opportunity to correct this at the annual meeting—a very public affair open to all stockholders.

If they take their responsibilities to public shareholders seriously, we can expect a public discussion of the capital allocation plans that they’ve formulated to date—including some discussion of how they will decide to allocate capital between share repurchases and de novo expansion. They can publicly explain why they haven't declared higher dividends for our Company. And, certainly, Peter and Maury can make a public commitment not to engage in any deals that dilute the book value of public shareholders.

For the above reasons, I ask you to withhold your vote from the Company’s nominees.

Sincerely,

/s/ Joseph Stilwell

Joseph Stilwell

On behalf of the Stilwell Group: STILWELL VALUE PARTNERS VI, L.P. STILWELL PARTNERS, L.P. STILLWELL ASSOCIATES, L.P. STILWELL VALUE LLC

On April 2, 2007, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the 2007 annual meeting of stockholders of Roma Financial Corporation ("ROMA"). On the record date for the meeting, March 1, 2007, there were 32,731,875 shares of ROMA's common stock outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning April 2, 2007. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting D.F. King & Co. at 1-800-659-6590.